Exhibit 99.1
Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150
LMI AEROSPACE ANNOUNCES FIRST QUARTER 2010 RESULTS
          ST. LOUIS, May 6, 2010 – LMI Aerospace, Inc. (NASDAQ: LMIA), a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries, today announced financial results for the first quarter of 2010.
Highlights
•	Free cash flow of $4.9 million in the first quarter of 2010 compared to a use of cash of $8.7 million the prior year.

•	Higher earnings per share, generating $0.34 per diluted share in the first quarter of 2010, up from $0.30 per diluted share the prior year, after $900,000 of unusual pre-tax items.

•	Gross profit for the quarter was 26.5% for the Aerostructures segment and 18.2% for the Engineering Services segment, compared to 25.4% and 16.8% respectively for the year ago quarter.

•	Guidance for 2010 has been updated.
First Quarter Results
          Net sales for the first quarter of 2010 were $60.4 million compared to $64.0 million in the first quarter of 2009. Aerostructures net sales decreased to $41.2 million in 2010 from $43.3 million in 2009, as prior year results included significant tooling and Blackhawk revenues. Engineering Services net sales also declined to $19.2 million compared to $20.8 million in 2009, largely because of slackening demand on certain Boeing programs. Earnings per diluted share were $0.34 in the first quarter of 2010, up
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from $0.30 per share the prior year. The prior year results included approximately $900,000 of unusual pre-tax items related to restructuring events and the acquisition and disposal of businesses.
          “Our first quarter results for 2010 reflected a rebound in gross margins as Aerostructures increased production levels to meet current demand and Engineering Services again managed to reduce costs effectively as revenues lagged the prior year,” said Ronald S. Saks, Chief Executive Officer of LMI. “During the first quarter of 2009, we began to focus on inventory reduction in order to generate cash flow, given the global economic turbulence occurring at the time. Our inventory stabilized in the March 2009 quarter, as we reduced work hours at all of our facilities. Significant inventory reduction occurred in the last half of 2009, and remained stable in the first quarter of 2010. Engineering Services managed its work force admirably through the decline in large commercial aircraft engineering work as the Boeing 747-8 and 787 designs matured, and was able to shift engineers to the CH-53 and MJET programs.” Saks added.
          Net sales for the Aerostructures segment for the first quarter 2010 and 2009 were as follows:

Category	Q1 2010	% of Total	Q1 2009	% of Total
		($ in millions)
Corporate and regional aircraft	$11.5	27.9%	$15.8	36.5%
Large commercial aircraft	18.5	44.9%	14.7	33.9%
Military	9.3	22.6%	11.1	25.6%
Other	1.9	4.6%	1.7	4.0%

Total	$41.2	100.0%	$43.3	100.0%

          Corporate and regional aircraft sales declined as the 2009 quarter included $4.8 million of tooling related to the Gulfstream G250, G650 and Canadair Regional Jet programs. Recurring corporate and regional jet revenue actually grew modestly as net sales of Gulfstream large cabin aircraft products increased $1.0 million to $10.0 million in the first quarter of 2010. Large commercial aircraft sales grew 25.9 percent in the first quarter of 2010 as the prior year quarter suffered from the lingering impact of the late 2008 Boeing IAM strike. Military programs declined in the first quarter of 2010 as net sales for the Blackhawk helicopter were $7.7 million compared to $8.6 million in the first quarter of 2009. Net sales of Blackhawk helicopter components and assemblies were higher in the first quarter of 2009 as our customers caught up deliveries that had been deferred from the fourth quarter of 2008.
          Net sales for the Engineering Services segment for the quarters ended March 31, 2010 and 2009 were as follows:

Category	Q1 2010	% of Total	Q1 2009	% of Total
		($ in millions)
Corporate and regional aircraft	$5.0	26.0%	$4.9	23.6%
Large commercial aircraft	6.5	33.9%	9.6	46.1%
Military	7.4	38.5%	5.8	27.9%
Other	0.3	1.6%	0.5	2.4%

Total	$19.2	100.0%	$20.8	100.0%

          Net sales were lower on Boeing 747-8 and 787 programs, as our engineers were shifted to the MJET design build and the CH-53 helicopter development efforts. Employment levels were 342 at March 31, 2010, down from 392 at March 31, 2009.
          Consolidated gross profit was $14.4 million or 23.8 percent of net sales in the quarter ended March 31, 2010 compared to $14.6 million or 22.8 percent of net sales in the prior year quarter. Higher health care costs added approximately $438,000 to the manufacturing costs of the company in the first quarter of 2010. The Aerostructures segment generated gross profits of $10.9 million or 26.5 percent of sales in the first quarter of 2010 compared to $11.0 million or 25.4 percent of sales in the first quarter of 2009. The Engineering Services segment had first quarter 2010 gross profit of $3.5 million or 18.2 percent of sales versus $3.5 million or 16.8 percent of net sales for the prior year quarter.
          Selling, general and administrative expenses (SG&A) were $8.0 million or 13.3 percent of net sales for the first quarter of 2010, down from $8.5 million or 13.3 percent for the year ago quarter. SG&A for the Aerostructures segment for the March 31, 2010 quarter was $6.2 million, down from $6.4 million in the first quarter of 2009. The first quarter of 2009 at Aerostructures included $488,000 of costs related to the acquisition of Integrated Technologies, Inc., and the winding down of Technical Change Associates. The Engineering Services segment had SG&A of $1.8 million in the first quarter of 2010, down from $2.0 million in the prior year.

          Net interest expense was $227,000 in the first quarter of 2010 compared to $422,000 the prior year due to lower debt levels and the continued favorable interest rate environment. The effective income tax rate was 36.5 percent in both the first quarter of 2010 and 2009.
          The company generated free cash flow of $4.9 million in the quarter ended March 31, 2010 compared to cash usage of $8.7 million in the year ago quarter, largely due to an accounts receivable surge in the prior year stemming from March deliveries of 767 wing modification kits and billings for tooling of approximately $10.0 million.
          “We ended 2009 with $18.5 million of free cash flow” Saks commented, “and in the current quarter we generated an additional $4.9 million of cash. Our guidance anticipates improving operating results and we plan to stabilize inventory levels in a period of increasing production. Accordingly, we expect to generate approximately $20 million in free cash flow in 2010, assuming we don’t invest in new work projects including design build opportunities. The balance on our revolving line of credit was $12 million on March 31, 2010, down from over $44 million at the end of the first quarter of 2009. This week, our revolving line, net of cash, has been running between five and eight million dollars.
          LMI also announced that backlog at March 31, 2010 was $215 million compared to $236 million at the end of the prior year quarter. The current backlog includes $18.8 million relating to the MJET design build program.
Outlook for 2010
          The company also revised guidance for 2010. On a consolidated basis, the company expects revenue to range between $238 million and $250 million. Gross profit should be between 22.6 percent and 24.2 percent with SG&A ranging from $31.3 million to $32.8 million. Net interest expense is expected to be between $600,000 and $700,000 for the year and the effective tax rate is expected to continue at 36.5 percent. Capital expenditures are planned to be approximately $8 million. The expectations for each segment are as follows:

Aerostructures
•	Net sales of between $168 million and $175 million

•	Gross profit of between 25.0 percent and 27.0 percent

•	SG&A ranging from $24.5 million to $25.5 million
Engineering Services
•	Net sales of between $70 million and $75 million

•	Gross profit of between 17.0 percent and 18.5 percent

•	SG&A ranging between $6.8 million and $7.3 million
          Aerostructures revenue expectations were revised down by $7 million, primarily due to transfers of certain military high level assemblies to a foreign builder, negotiated price reductions, and a delay in transfer of work statement from a new customer. Gross profit guidance was improved for Aerostructures based on higher margins in the last two quarters. The range of selling, general and administrative expenses at Aerostructures was lowered based on committed costs for the balance of 2010. Additionally, a redistribution of SG&A between the segments of approximately $500,000 was made to better reflect the additional support of the corporate staff provided to Engineering Services.
          “As underlying demand in the global economy began to improve in the first quarter, passenger and cargo activity in the large commercial aircraft and emplanements of corporate aircraft have all registered dramatic gains,” Saks said. “As a result, our customers in these segments are now studying production rate increases for possible implementation in the second half of 2010 as well as 2011 and 2012. These positive trends suggest meaningful organic growth for our Aerostructures segment in 2011 and 2012, both from existing customers wanting key suppliers to provide added work statement, including kits and subassemblies, as well as new customers which have shown considerable interest in our capabilities. We do not expect significant growth in sales in 2010 because of the time it normally takes to put new programs in work, but the ramp up in production later in 2010 and following years at our Aerostructures facilities should allow us to expand margins by increasing revenues at our US plants, and to fill our Mexico plant to its current capacity. In the current quarter, we have worked with our customers to extend several long term agreements. To date, we have signed an extension with Boeing Seattle to continue producing components on legacy aircraft through 2017. With Sikorsky, we reached a verbal agreement to extend certain contracts to produce over 2000 components and subassemblies. At Gulfstream, we have reached verbal agreement to extend our contracts on legacy and G650 products. Our Engineering Services segment has recently begun design and stress work on the Airbus A-350 with a major Tier 1 customer, which may expand into a large program requiring up to 80 engineers. In addition, this segment is reviewing several new programs which could expand their workforce in the near term. The US government tanker program when awarded should also provide significant opportunity. Our growing optimism at Engineering Services has not caused us to raise our guidance for 2010 at this time, but we do anticipate some increase in new business as the second half of 2010 progresses.”
          LMI Aerospace, Inc. is a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries. Through its Aerostructures segment, the company primarily fabricates machines, finishes and integrates formed, close-tolerance aluminum and specialty alloy components and sheet-metal products, for large commercial, corporate and military aircraft. It manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers. Through its Engineering Services segment, operated by its D3 Technologies, Inc. subsidiary, the company provides a complete range of design, engineering and program management services, supporting aircraft lifecycles from conceptual design, analysis and certification through production support, fleet support and service-life extensions.
          This news release includes forward-looking statements related to LMI Aerospace, Inc.’s, outlook for 2010 which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result of, among other things, the factors detailed from time to time in LMI Aerospace, Inc.’s filings with the Securities and Exchange Commission. Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2009, and any risk factors set forth in our other subsequent filings with the Securities and Exchange Commission.

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	March 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$310	$31
Trade accounts receivable, net of allowance of $215 at March 31, 2010 and $279 at December 31, 2009	39,159	35,469
Inventories, net	45,692	45,703
Prepaid expenses and other current assets	2,665	2,849
Deferred income taxes	3,799	3,799

Total current assets	91,625	87,851

Property, plant and equipment, net	19,465	19,322
Goodwill	49,102	49,102
Intangible assets, net	22,428	22,965
Other assets	914	977

Total assets	$183,534	$180,217

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$8,237	$7,778
Accrued expenses	12,259	8,089
Short-term deferred gain on sale of real estate	233	233
Current installments of long-term debt and capital lease obligations	285	326

Total current liabilities	21,014	16,426

Long-term deferred gain on sale of real estate	3,248	3,307
Long-term debt and capital lease obligations, less current installments	12,152	17,210
Deferred income taxes	7,546	7,546
Other long-term liabilities	—	1,235

Total long-term liabilities	22,946	29,298

Shareholders’ equity:

Common stock, $0.02 par value per share; authorized 28,000,000 shares; issued 12,066,567 shares and 11,996,389 shares at March 31, 2010 and December 31, 2009, respectively	241	240
Preferred stock, $0.02 par value per share; authorized 2,000,000 shares; none issued at either date	—	—
Additional paid-in capital	72,288	71,375
Treasury stock, at cost, 302,072 shares at March 31, 2010 and 359,188 shares at December 31, 2009	(1,433)	(1,704)
Retained earnings	68,478	64,582

Total shareholders’ equity	139,574	134,493

Total liabilities and shareholders’ equity	$183,534	$180,217

LMI Aerospace, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Sales and service revenue
Product sales	$40,244	$42,734
Service revenues	20,171	21,268

Net sales	60,415	64,002

Cost of sales and service revenue
Cost of product sales	27,776	31,566
Cost of service revenues	18,233	17,850

Cost of sales	46,009	49,416

Gross profit	14,406	14,586

Selling, general and administrative expenses	8,040	8,473
Severance and restructuring	—	362

Income from operations	6,366	5,751

Other income (expense):
Interest expense, net	(227)	(422)
Other, net	(4)	(41)

Total other income (expense)	(231)	(463)

Income before income taxes	6,135	5,288
Provision for income taxes	2,239	1,934

Net income	$3,896	$3,354

Amounts per common share:
Net income per common share	$0.34	$0.30

Net income per common share assuming dilution	$0.34	$0.30

Weighted average common shares outstanding	11,369,768	11,277,789

Weighted average dilutive common shares outstanding	11,462,302	11,306,410

LMI Aerospace, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009
Operating activities:
Net income	$3,896	$3,354
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,942	1,955
Charges for inventory obsolescence and valuation	126	314
Restricted stock compensation	467	526

Other noncash items	(118)	(50)
Changes in operating assets and liabilities, net of acquired businesses:

Trade accounts receivable	(3,628)	(12,447)

Inventories	(115)	521

Prepaid expenses and other assets	45	(668)
Current income taxes	796	1,983

Accounts payable	42	(1,218)

Accrued expenses	2,997	(2,076)

Net cash provided (used) by operating activities	6,450	(7,806)
Investing activities:

Additions to property, plant and equipment	(1,551)	(875)

Acquisitions, net of cash acquired	—	(10,047)

Net cash used by investing activities	(1,551)	(10,922)
Financing activities:

Principal payments on long-term debt and notes payable	(99)	(130)
Advances on revolving line of credit	7,692	34,548

Payments on revolving line of credit	(12,692)	(15,208)

Changes in outstanding checks in excess of bank deposits	417	(335)
Other, net	62	52

Net cash (used) provided by financing activities	(4,620)	18,927
Net increase in cash and cash equivalents	279	199
Cash and cash equivalents, beginning of year	31	29

Cash and cash equivalents, end of quarter	$310	$228

LMI Aerospace, Inc.
Selected Non-GAAP Disclosures
(Amounts in thousands)
(Unaudited)

	Three Months Ended
	March 31
	2010	2009
Non-GAAP Financial Information
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):

Net Income	$3,896	$3,354
Income tax expense	2,239	1,934
Interest expense, net	227	422
Depreciation and amortization	1,942	1,955
Stock based compensation	467	526
Severance and restructuring costs	—	362
Acquisition costs	—	239
TCA wind-up costs	—	249
Other, net	4	41

Adjusted EBITDA	$8,775	$9,082

Free Cash Flow (2):

Net cash provided by operating activities	$6,450	$(7,806)
Less:

Capital expenditures	(1,551)	(875)

Free cash flow	$4,899	$(8,681)

1.	We believe Adjusted EBITDA is a measure important to many investors as an indication of operating performance by the business. We feel this measure provides additional transparency to investors that augments, but does not replace the GAAP reporting of net income and provides a good comparative measure. Adjusted EBITDA is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of net income.

2.	We believe Free Cash Flow is a measure of the operating cash flow of the Company that is useful to investors. Free Cash Flow is a measure of cash generated by the Company for such purposes as repaying debt or funding acquisitions. Free Cash Flow is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of cash generated (used) by operating activities.